Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Roger Pondel/Laurie Berman

PondelWilkinson Inc.

310-279-5980

pwinvestor@pondel.com

Electro Rent Shareholders Approve Acquisition by Platinum Equity

VAN NUYS, Calif. – August 5, 2016 - Electro Rent Corporation (Nasdaq: ELRC), (“Electro Rent”), today announced that at a special meeting, its shareholders approved the company’s acquisition by Platinum Equity.

Approximately 99.64% percent of the shares voting at today’s special meeting were voted in favor of the adoption of the merger agreement, which represented approximately 88.28% percent of Electro Rent’s total outstanding shares of common stock as of July 1, 2016, the record date for the special meeting. In addition, the Electro Rent stockholders, with at least a majority of the votes cast in favor, voted affirmatively for a non-binding, advisory resolution on specified compensation that may become payable to Electro Rent’s named executive officers in connection with the merger.

Upon the closing of the merger transaction, Electro Rent will become a wholly owned subsidiary of a subsidiary of Platinum Equity, and the Electro Rent stockholders (other than Electro Rent stockholders that have exercised rights of appraisal) will be entitled to receive the per share merger consideration of $15.50 in cash for each share of Electro Rent common stock owned at the time of the merger transaction’s closing. The transaction is expected to close on August 10, 2016, subject to satisfaction of the closing conditions set forth in the merger agreement, at which time, Electro Rent’s common stock will cease to be publicly traded.

About Platinum Equity

Founded in 1995 by Tom Gores, Platinum Equity (www.platinumequity.com) is a global investment firm with more than $6 billion of assets under management and a portfolio of more than 25 operating companies that serve customers around the world. Platinum Equity specializes in mergers, acquisitions and operations – a trademarked strategy it calls M&A&O® – acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 20 years Platinum Equity has completed more than 175 acquisitions.

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor” Statement

Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements about when the closing of the company’s acquisition by Platinum Equity is expected to occur. These statements are based on the current beliefs and expectations of the company’s management and are subject to known and unknown risks and uncertainties. Factors that could cause actual events to differ include, but are not limited to: (1) the incurrence of unexpected costs, liabilities or delays relating to the merger; and (2) the failure to satisfy the conditions to the merger. Risk factors that may affect the company are set forth in its filings with the Securities and Exchange Commission, including the company’s filing on Form 10-K for the fiscal year ended May 31, 2015. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. You should not put undue reliance on these statements. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

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